Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
AUDIT COMMITTEE DRAFT:
FOR IMMEDIATE RELEASE
August 4, 2009

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Reports Second Quarter 2009 Results
Reaffirms Annual Earnings Outlook
•	Managing Economic Impacts

•	Business Initiatives Advancing

•	Liquidity Position Remains Solid
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $6.2 million, or 2 cents per share, for the three months ended June 30, 2009, a decrease from $23.2 million, or 8 cents per share, for the second quarter of 2008. Operating earnings (non-GAAP) were $117 million compared to $119.7 million for the same period in 2008.
On a GAAP basis, NiSource reported a loss from continuing operations for the three months ended June 30, 2009, of $8.7 million, or 3 cents per share, compared with income of $19.7 million, or 7 cents per share, in the same period a year ago. Operating income was $103.9 million for the second quarter of 2009 compared with $114.4 million in the year-ago period.
The company’s quarterly results were primarily affected by the previously reported increased pension expense related to the deterioration in global securities markets in 2008, reduced revenues in the company’s electric business resulting from the economic recession, and incremental interest expense related to the issuance of long-term debt under the company’s liquidity plan. These impacts were partially offset by increased revenues in NiSource’s gas transmission & storage and gas distribution businesses, as well as the effects of open market debt repurchases and lower short-term interest rates.
Managing Economic Impacts
NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. noted that NiSource’s core businesses have continued to produce solid results, despite an extremely challenging economic environment.
Skaggs indicated that commercial and industrial deliveries in particular have been impacted by the continuing economic recession, especially in the company’s northern Indiana markets, where second quarter electric industrial demand was approximately 25 percent below the prior year’s level.

“Against a backdrop of extraordinary economic circumstances, NiSource’s businesses have taken aggressive steps to mitigate the impact of these near-term economic and financial headwinds while continuing to execute on our long-term financial, regulatory and infrastructure enhancement initiatives that will provide sustainable earnings growth for the future,” Skaggs said.
NiSource’s quarterly results were impacted by a $24.8 million (or approximately 6 cents per share) increase in pension expense and a $21.3 million (or approximately 5 cents per share) decrease in net revenues from electric operations mainly due to lower industrial and commercial demand. The company successfully mitigated a significant portion of these impacts through increased revenues and aggressive cost management efforts across all its businesses, Skaggs said.
Although not reflected in second quarter results, Skaggs also noted that the company’s Columbia Gas of Ohio (COH) unit received authority on July 8 from the Public Utilities Commission of Ohio (PUCO) to defer the difference between actual pension and other postretirement benefits expense and the levels reflected in COH’s base rates. The financial impact of the deferral, which is expected to positively impact 2009 operating earnings by approximately $13 million, or about 3 cents per share, will be reflected in the company’s results for the third and fourth quarters.
“While the effects of the economic downturn are proving to be deeper and longer than we had hoped, our teams are working day and night to mitigate these impacts and deliver results in line with the earnings outlook we provided earlier this year. Without minimizing the daunting challenges we — and virtually all companies — are facing in managing through these turbulent times, I continue to be encouraged by the fact that our underlying business performance remains strong, our liquidity position is solid, and we are delivering on our commitment to preserve and execute on the core elements of our business strategy.”
2009 Guidance Reaffirmed
Skaggs noted that, despite current economic conditions, NiSource’s earnings outlook remains consistent with the company’s previously announced net operating earnings (non-GAAP) guidance of $1.00 to $1.10 per share for 2009.
“We continue to monitor the economic situation closely and make appropriate, balanced adjustments to our near-term business plans,” Skaggs added. “As we indicated earlier this year, our original outlook assumed a gradual economic recovery during the second half of 2009. Obviously, the pace and strength of that recovery remain to be seen. Although we certainly will continue to proactively and aggressively manage the ongoing financial impacts of the downturn, a variety of economic factors — particularly industrial and commercial usage — will remain a key sensitivity for all our businesses going forward.”
Liquidity Position Remains Solid
Skaggs noted that NiSource continues to maintain a solid liquidity position, having successfully executed against its previously announced financing and liquidity plan. This plan allowed the company to fully address its 2009 debt refinancing requirements and placed NiSource well on the way toward meeting its 2010 refinancing needs. NiSource estimates that its remaining financing requirements through 2010 will be up to $500 million.

In terms of recent developments, on June 25, Columbia Gas of Virginia received approval from the Virginia State Corporation Commission for the issuance of long-term debt of up to $75 million. Northern Indiana Public Service Co. (NIPSCO) also is in the process of obtaining IURC approval to issue $120 million of debt related to its Sugar Creek generating facility.
During the third quarter of 2009, NiSource also expects to add an accounts receivable securitization facility for Columbia Gas of Pennsylvania and is in the process of executing similar new facilities at COH and NIPSCO. Total capacity of these facilities is expected to be approximately $525 million with opportunities for annual renewal and capacity increases as required.
Business Initiatives Advancing
NiSource’s business units continued to advance key growth and infrastructure enhancement programs, synchronized with complementary regulatory and commercial initiatives:
NIPSCO continued making progress on the company’s electric base rate case. Testimony by intervening parties was filed during the second quarter, and NIPSCO filed its last round of testimony in late June. A final round of evidentiary hearings began in late July. The case is expected to be resolved, and new electric rates effective during the first quarter of 2010.
“Despite the obvious pressures caused by the economic downturn, we continue to see steady progress toward resolution of the NIPSCO rate case,” Skaggs said. “Although much work remains ahead of us, I am pleased with our team’s efforts to advance the case in a constructive manner.”
NiSource’s Gas Transmission & Storage (NGT&S) business continued its strong 2009 performance during the second quarter, with increases in Columbia Gas Transmission revenue from storage services, new Appalachian supply interconnects, and incremental revenue from transportation agreements on both Columbia Gulf Transmission and Columbia Gas Transmission.
The NGT&S team also continued developing a stream of new growth projects that capitalize on the company’s strong asset base.
•	Work continued on several projects that will provide market access for an additional 150,000 dekatherms per day (Dth/d) of gas from the Marcellus Shale production area in southwestern Pennsylvania. Initial firm transportation services on the projects began in the third quarter of 2008 with additional increments scheduled to be placed in service through mid-2010.

•	Storage gas injections began in April for the Ohio Storage Expansion Project, which will increase NGT&S market-area storage capacity by 6.7 billion cubic feet and enhance delivery from two Ohio storage fields. In March, the Federal Energy Regulatory Commission (FERC) issued a certificate authorizing market-based rates for the project — the first time Columbia Gas Transmission has received such authority in connection with the expansion of an existing, traditionally cost-based, storage facility.

•	Following completion of a binding open season in April, NGT&S executed precedent agreements for 30,000 Dth/d of new capacity into premium east coast markets resulting from modifications to the Easton Compressor Station in Northampton County, Pa. The new capacity is expected to be available late this year.

•	Shippers also executed precedent agreements for a total of approximately 25,500 Dth/d of long-term firm transportation service associated with a facility expansion at Cobb Compressor Station in Kanawha County, W.Va. The Cobb Expansion is expected to be in service in April 2010.

•	Two additional NGT&S expansion projects have been placed into service. The Appalachian Expansion Project — providing approximately 100,000 Dth/d of new transportation capacity to three key Appalachian producers — was in-service ahead of schedule on July 1, and the Eastern Market Expansion — which provides 97,000 Dth/d of additional storage and related transportation services under fully subscribed, 15-year firm contracts — was placed into service April 1.

•	NGT&S also completed the contracting of 95,000 Dth/d of capacity for firm delivery from Columbia Gulf Transmission to the Florida Gas Transmission system near Lafayette, La. The new capacity is in addition to 145,000 Dth/d of capacity already subscribed for delivery to Florida Gas Transmission.

•	New NGT&S pipeline interconnections placed into service during the second quarter included: a new 258,000 Dth/d receipt point with the Rockies Express Pipeline system at Lebanon, Ohio; a new 1,500,000 Dth/d interconnect with Kinder Morgan Interstate Pipelines in Evangeline, La.; a 500,000 Dth/d receipt point from MidContinent Express Pipeline in Madison, La.; a 970,000 Dth/d receipt point with Texas Gas in Humphreys, Miss.; and expansion of an existing receipt point with Discovery Gas Transmission in LaFourche, La.
“Although no part of our business is completely immune from the effects of the economic downturn, the continued strong performance in our NGT&S unit has clearly helped mitigate some of the near-term earnings pressures we are seeing in other parts of our business,” Skaggs said. “The NGT&S team also is continuing to aggressively address its cost structure and advance new energy infrastructure projects that will be key contributors to NiSource’s long-term growth profile.”
NiSource’s Gas Distribution business also delivered strong results during the quarter, benefiting in part from its ongoing efforts to improve rate design and align its infrastructure replacement and enhancement programs with a number of regulatory initiatives.
•	As discussed in more detail below, Gas Distribution’s net revenues increased for the quarter, driven largely by rate and regulatory initiatives recently implemented in Ohio and Pennsylvania.

•	On April 16, Bay State Gas Co. filed a petition with the Massachusetts Department of Public Utilities seeking to increase annual revenues by $34.6 million, or 6.4 percent. Bay State’s request addresses capital costs associated with system upgrades and maintenance, as well as cost increases since the company’s last base-rate filing was approved in 2005. Among other things, the filing includes a proposed infrastructure investment tracker and enhancements to the company’s rate design. Hearings in the case concluded late in July, and new rates are scheduled to become effective in November of this year.

•	On May 1, Columbia Gas of Kentucky (CKY) filed a request with the Kentucky Public Service Commission for an overall increase in revenues of approximately $11.6 million, or 7 percent.

The filing proposes enhancements to rate design, the implementation of an energy efficiency program, and the establishment of an infrastructure investment tracker.

•	On June 8, Columbia Gas of Virginia filed with the Virginia State Corporation Commission to implement a Conservation and Ratemaking Efficiency (CARE) Plan for a three-year period (2010-2012). The plan pairs incentives for residential and small general services customers to actively pursue energy conservation measures with a decoupled rate mechanism.
“These proceedings continue NiSource’s collaborative regulatory approach toward engaging stakeholders in addressing issues related to energy conservation, progressive rate design and timely recovery of ongoing infrastructure enhancement investments,” Skaggs said. “Building on last year’s successes in Ohio and Pennsylvania, our gas distribution team continues to make excellent progress in executing on that strategy.”
Second Quarter 2009 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated second-quarter 2009 operating earnings (non-GAAP) were $117.0 million, compared to $119.7 million for the same period in 2008. Refer to Schedule 2 for the items included in 2009 and 2008 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended June 30, 2009, are discussed below. Operating expenses were impacted across NiSource’s business segments by an increase in pension expense of $24.8 million which is the result of negative pension plan asset returns during 2008 that are discussed in more detail in NiSource’s 2008 SEC Form10-K.
Gas Distribution Operations reported operating earnings of $7.5 million versus an operating earnings loss of $3.9 million in the second quarter of 2008. Net revenues, excluding the impact of regulatory trackers, increased $18.2 million, which was primarily attributable to regulatory and service programs including impacts from rate cases at various utilities, partially offset by decreased customer usage.
Operating expenses, excluding trackers, were $6.8 million higher than the comparable period, reflecting an increase in pension expense of $10.6 million and higher depreciation costs of $5.3 million, partially offset by lower employee and administrative costs, excluding pension.
Gas Transmission and Storage Operations reported operating earnings of $80.9 million versus operating earnings of $75.5 million in the second quarter of 2008. The increase resulted primarily from increased net revenues of $13.1 million, which was primarily attributable to increases in firm capacity reservation fees and shorter term transportation and storage services partially offset by lower commodity margins. The increase in firm capacity reservation fees was the result of higher revenue for storage services, new Appalachian Supply interconnects, and incremental revenue from transportation agreements.
Equity earnings decreased by $4.2 million primarily due to a charge resulting from interest rate hedges related to Millennium Pipeline’s (Millennium) decision to delay permanent financing until 2010 instead of in 2009 as was originally projected, partially offset by increased earnings from Millennium.

Operating expenses increased $3.5 million due primarily to higher pension expense.
Electric Operations reported operating earnings of $31.1 million versus operating earnings of $52.1 million from the same quarter last year. Net revenues decreased by $21.3 million primarily as a result of lower industrial and commercial usage due to current economic conditions and lower off-system sales.
Operating expenses decreased by $0.3 million due primarily to a $7.2 million decrease in depreciation and a $5.1 million decrease in other taxes due to lower property taxes, mostly offset by higher pension expense of $10.5 million and higher electric generation and maintenance costs of $5.0 million. The decrease in depreciation expense is due to the impact of an $8.3 million adjustment recorded by NIPSCO during the second quarter of 2008.
Other Operations reported an operating earnings loss of $1.7 million in the second quarter of 2009, compared with an operating earnings loss of $1.4 million in the prior year period. These operating earnings results no longer include earnings associated with unregulated natural gas marketing activities which are now reflected as discontinued operations for all periods presented. Please see the discussion below under “Discontinued Operations” for additional information.
Other Items
Interest expense increased by $17.9 million primarily due to incremental interest expense associated with the issuance of $700 million of long-term debt in May of 2008 and $600 million of long-term debt in March of 2009, partially offset by the open market debt repurchase of $100 million in January 2009, the $250.6 million tender offer debt repurchase in April 2009 and lower short-term interest rates. Other-net was a loss of $0.5 million compared to income of $1.3 million for the second quarter of 2008 as a result of lower interest income.
Six Month Period 2009 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the six months ended June 30, 2009, were $486.3 million, compared to $513.1 million for the same period in 2008. Refer to Schedule 2 for the items included in 2009 and 2008 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the six months ended June 30, 2009 are discussed below. Operating expenses increased across NiSource’s business segments mainly due to increased pension expense of $49.2 million which is primarily the result of negative pension plan asset returns during 2008 that are discussed in more detail in NiSource’s 2008 SEC Form10-K.

Gas Distribution Operations reported operating earnings of $244.8 million compared to $251.6 million reported for the first six months of 2008. Net revenues, excluding the impact of regulatory trackers, increased $23.8 million, primarily attributable to regulatory and service programs including impacts from rate cases at various utilities, partially offset by decreased customer usage and lower off-system sales revenues.
Operating expenses, excluding trackers, were $30.6 million higher than the comparable period, reflecting increases in pension expense of $20.9 million together with higher depreciation costs, maintenance costs and uncollectible accounts.
Gas Transmission and Storage Operations reported operating earnings of $192.0 million versus operating earnings of $179.9 million in the first six months of 2008. The increase resulted primarily from increased net revenues of $24.1 million, primarily attributable to increases in firm capacity reservation fees, increases in shorter term transportation and storage services and the impact of regulatory trackers. The increase in firm capacity reservation fees was the result of higher Columbia Gas Transmission revenue for storage services, new Appalachian Supply interconnects, and incremental revenue from transportation agreements on both Columbia Gulf Transmission and Columbia Gas Transmission.
Equity earnings increased by $0.2 million primarily resulting from increased earnings from Millennium, offset by a charge resulting from interest rate hedges related to Millennium’s decision to delay permanent financing until 2010 instead of in 2009 as was originally projected.
Operating expenses increased by $12.2 million due to higher pension expense, regulatory trackers and environmental costs, partially offset by lower maintenance costs, corporate insurance and materials and supplies.
Electric Operations reported operating earnings of $57.2 million for the first six months of 2009, compared with $90.1 million for the prior year period. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Net revenue decreased by $17.0 million primarily from lower industrial usage due to current economic conditions and lower off-system sales, partially offset by lower non-recoverable purchased power.
Operating expenses increased by $15.9 million due primarily to higher pension expense of $21.0 million and electric generation and maintenance expenses, partially offset by lower environmental and depreciation expenses. The decrease in depreciation expense is due to the impact of an $8.3 million adjustment recorded by NIPSCO during the second quarter of 2008.
Other Operations reported an operating earnings loss of $3.1 million, essentially flat with the first six months of 2008. These operating earnings results no longer include earnings associated with unregulated natural gas marketing activities which are now reflected as discontinued operations for all periods presented. Please see the discussion below under “Discontinued Operations” for additional information.

Other Items
Interest expense increased by $16.6 million primarily due to incremental interest expense associated with the issuance of $700 million of long-term debt in May of 2008 and $600 million of long-term debt in March of 2009, partially offset by the open market debt repurchase of $100 million in January 2009, the $250.6 million tender offer debt repurchase in April 2009 and lower short-term interest rates. Other-net was a loss of $4.7 million compared to a loss of $0.4 million for the second quarter of 2008 as a result of lower interest income.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported a net loss from continuing operations for the three months ended June 30, 2009, of $8.7 million, or 3 cents per share, compared with net income from continuing operations of $19.7 million, or 7 cents per share, in the same period a year ago. Operating income was $103.9 million for the second quarter of 2009, compared with $114.4 million in the year-ago period.
On a GAAP basis, NiSource reported income from continuing operations for the six months ended June 30, 2009, of $150.6 million, or 55 cents per share, compared with $208.3 million, or 76 cents per share last year. Operating income was $452.1 million for the first six months of 2009 versus $507.9 million in the year-ago period.
Refer to Schedule 1 for a complete list of the items included in 2009 and 2008 GAAP income from Continuing Operations but excluded from net operating earnings.
Discontinued Operations
In the second quarter of 2009, NiSource signed a letter of intent to sell its unregulated natural gas marketing activities. These operations have been removed from NiSource’s Other Operations business segment and are now being accounted for as discontinued operations. As such, net income of $13.5 million was classified as net income from discontinued operations for both the three months and six months ended June 30, 2009, and $1.4 million and $2.2 million was reclassified to discontinued operations for the three months and six months ended June 30, 2008, respectively. NiSource also recorded a net loss on sale of discontinued operations of $8.8 million in June 2009, related to the proposed sale of the business.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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NiSource Inc.
Consolidated Net Operating Earnings (Non — GAAP)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions,except per share amounts)	2009	2008	2009	2008

Net Revenues
Gas Distribution	$452.0	$930.5	$2,168.4	$3,168.2
Gas Transportation and Storage	260.9	236.1	657.5	594.3
Electric	287.0	340.9	592.4	672.0
Other	14.1	53.1	36.4	105.1

Gross Revenues	1,014.0	1,560.6	3,454.7	4,539.6
Cost of Sales (excluding depreciation and amortization)	338.2	892.0	1,713.1	2,833.8

Total Net Revenues	675.8	668.6	1,741.6	1,705.8

Operating Expenses
Operation and maintenance	314.9	304.1	665.0	621.7
Operation and maintenance — trackers	40.5	36.6	147.5	127.2
Depreciation and amortization	148.2	147.6	291.9	283.1
Other taxes	41.4	49.0	103.2	106.5
Other taxes — trackers	11.2	13.2	51.5	57.8

Total Operating Expenses	556.2	550.5	1,259.1	1,196.3

Equity Earnings (Loss) in Unconsolidated Affiliates	(2.6)	1.6	3.8	3.6

Operating Earnings	117.0	119.7	486.3	513.1

Other Income (Deductions)
Interest expense, net	(105.3)	(87.4)	(195.8)	(179.2)
Other, net	(0.5)	1.3	(4.7)	(0.4)

Total Other Income (Deductions)	(105.8)	(86.1)	(200.5)	(179.6)

Operating Earnings From Continuing Operations
Before Income Taxes	11.2	33.6	285.8	333.5
Income Taxes	5.0	10.4	109.5	122.0

Net Operating Earnings from Continuing Operations	6.2	23.2	176.3	211.5

GAAP Adjustment	(14.9)	(3.5)	(25.7)	(3.2)

GAAP Income (Loss) from Continuing Operations	$(8.7)	$19.7	$150.6	$208.3

Basic Net Operating Earnings Per Share from Continuing Operations	$0.02	$0.08	$0.64	$0.77

GAAP Adjustment	(0.05)	(0.01)	(0.09)	(0.01)

GAAP Basic Earnings (Loss) Per Share from Continuing Operations	$(0.03)	$0.07	$0.55	$0.76

Basic Average Common Shares Outstanding	274.7	274.0	274.4	273.9

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Six Months
Gas Distribution Operations	Ended June 30,		Ended June 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Sales Revenues	$560.7	$1,031.8	$2,509.5	$3,480.2
Less: Cost of gas sold	275.6	765.3	1,590.4	2,593.9

Net Revenues	285.1	266.5	919.1	886.3

Operating Expenses
Operation and maintenance	160.3	156.7	338.0	316.6
Operation and maintenance — trackers	26.7	24.4	117.7	102.5
Depreciation and amortization	62.9	57.6	123.3	114.3
Other taxes	16.5	18.5	43.8	43.5
Other taxes — trackers	11.2	13.2	51.5	57.8

Total Operating Expenses	277.6	270.4	674.3	634.7

Operating Earnings (Loss)	$7.5	$(3.9)	$244.8	$251.6

GAAP Adjustment	(3.6)	(6.1)	2.3	(6.7)

GAAP Operating Income (Loss)	$3.9	$(10.0)	$247.1	$244.9

	Three Months		Six Months
Gas Transmission and Storage Operations	Ended June 30,		Ended June 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Transportation revenues	$159.8	$150.8	$354.3	$335.6
Storage revenues	48.2	44.5	93.4	90.1
Other revenues	1.1	0.7	3.7	1.6

Net Operating Revenues	209.1	196.0	451.4	427.3

Operating Expenses
Operation and maintenance	69.0	67.5	146.2	140.7
Operation and maintenance — trackers	12.5	10.7	27.6	21.7
Depreciation and amortization	30.2	29.4	59.6	58.7
Other taxes	13.9	14.5	29.8	29.9

Total Operating Expenses	125.6	122.1	263.2	251.0

Equity Earnings (Loss) in Unconsolidated Affiliates	(2.6)	1.6	3.8	3.6

Operating Earnings	$80.9	$75.5	$192.0	$179.9

GAAP Adjustment	(1.3)	2.4	(19.5)	2.8

GAAP Operating Income	$79.6	$77.9	$172.5	$182.7

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Sales revenues	$288.5	$342.3	$595.5	$674.6
Less: Cost of sales	107.4	139.9	227.4	289.5

Net Revenues	181.1	202.4	368.1	385.1

Operating Expenses
Operation and maintenance	88.4	76.2	182.1	157.4
Operation and maintenance — trackers	1.3	1.5	2.2	3.0
Depreciation and amortization	51.2	58.4	101.6	105.8
Other taxes	9.1	14.2	25.0	28.8

Total Operating Expenses	150.0	150.3	310.9	295.0

Operating Earnings	$31.1	$52.1	$57.2	$90.1

GAAP Adjustment	(8.1)	(1.4)	(16.9)	(1.0)

GAAP Operating Income	$23.0	$50.7	$40.3	$89.1

	Three Months		Six Months
Other Operations	Ended June 30,		Ended June 30,
(in millions)	2009	2008	2009	2008

Net Revenues
Products and services revenue	$2.2	$33.4	$4.8	$61.2
Less: Cost of products purchased	—	30.9	—	56.0

Net Revenues	2.2	2.5	4.8	5.2

Operating Expenses
Operation and maintenance	2.8	3.2	6.1	6.9
Depreciation and amortization	0.9	0.5	1.4	1.1
Other taxes	0.2	0.2	0.4	0.4

Total Operating Expenses	3.9	3.9	7.9	8.4

Operating Earnings (Loss)	$(1.7)	$(1.4)	$(3.1)	$(3.2)

GAAP Adjustment	—	(0.1)	—	(0.1)

GAAP Operating Earnings (Loss)	$(1.7)	$(1.5)	$(3.1)	$(3.3)

	Three Months		Six Months
Corporate	Ended June 30,		Ended June 30,
(in millions)	2009	2008	2009	2008

Operating Earnings (Loss)	$(0.8)	$(2.6)	$(4.6)	$(5.3)

GAAP Adjustment	(0.1)	(0.1)	(0.1)	(0.2)

GAAP Operating Earnings (Loss)	$(0.9)	$(2.7)	$(4.7)	$(5.5)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Distribution Operations	2009	2008	2009	2008

Sales and Transportation (MMDth)
Residential	32.6	33.7	165.2	171.1
Commercial	23.4	26.5	101.4	104.5
Industrial	74.0	89.3	170.6	192.5
Off System	13.9	23.0	30.1	60.4
Other	0.2	0.2	0.5	0.7

Total	144.1	172.7	467.8	529.2

Weather Adjustment	2.6	1.8	(1.0)	1.4

Sales and Transportation Volumes — Excluding Weather	146.7	174.5	466.8	530.6

Heating Degree Days	443	448	3,126	3,124
Normal Heating Degree Days	472	472	3,105	3,133
% Colder (Warmer) than Normal	(6%)	(5%)	1%	0%

Customers
Residential			2,987,144	2,990,223
Commercial			274,871	275,937
Industrial			7,861	8,019
Other			80	72

Total			3,269,956	3,274,251

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Transmission and Storage Operations	2009	2008	2009	2008

Throughput (MMDth)
Columbia Transmission	170.1	166.9	578.5	553.2
Columbia Gulf	244.7	236.5	507.8	471.2
Columbia Pipeline Deep Water	—	0.7	—	0.9
Crossroads Gas Pipeline	8.8	9.0	17.4	19.1
Intrasegment eliminations	(156.4)	(137.4)	(326.8)	(269.3)

Total	267.2	275.7	776.9	775.1

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Electric Operations	2009	2008	2009	2008

Sales (Gigawatt Hours)
Residential	758.8	745.8	1,601.6	1,552.6
Commercial	934.5	952.4	1,903.1	1,896.5
Industrial	1,789.9	2,376.2	3,778.9	4,890.2
Wholesale	118.7	185.3	176.3	329.9
Other	43.9	29.8	79.1	64.6

Total	3,645.8	4,289.5	7,539.0	8,733.8

Weather Adjustment	26.5	17.6	20.4	8.1

Sales Volumes — Excluding Weather impacts	3,672.3	4,307.1	7,559.4	8,741.9

Cooling Degree Days	197	201	197	201
Normal Cooling Degree Days	230	230	230	230
% Warmer (Colder) than Normal	(14%)	(13%)	(14%)	(13%)

Electric Customers
Residential			398,097	399,276
Commercial			53,386	53,095
Industrial			2,452	2,498
Wholesale			11	6
Other			752	754

Total			454,698	455,629

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions,except per share amounts)	2009	2008	2009	2008

Net Operating Earnings from Continuing Operations (Non-GAAP)	$6.2	$23.2	$176.3	$211.5

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(4.8)	(3.4)	2.1	(3.6)
Revenue adjustment	—	—	(9.0)	—

Operating Expenses:
Restructuring	—	—	(19.8)	—
Transition charges (IBM Agreement)	(1.9)	(2.7)	(3.1)	(3.9)
Legal reserve	(6.4)	—	(6.4)	—
Gain/Loss on sale of assets and asset impairments	—	0.8	2.0	2.3

Total items excluded from operating earnings	(13.1)	(5.3)	(34.2)	(5.2)

Gain on early extinguishment of debt	(0.7)	—	2.5	—

Tax effect of above items and other income tax adjustments	(1.1)	1.8	6.0	2.0

Total items excluded from net operating earnings	(14.9)	(3.5)	(25.7)	(3.2)

Reported Income (Loss) from Continuing Operations — GAAP	$(8.7)	$19.7	$150.6	$208.3

Basic Average Common Shares Outstanding	274.7	274.0	274.4	273.9

Basic Net Operating Earnings Per Share from Continuing Operations	$0.02	$0.08	$0.64	$0.77

Items excluded from net operating earnings (after-tax)	(0.05)	(0.01)	(0.09)	(0.01)

GAAP Basic Earnings (Loss) Per Share from Continuing Operations	$(0.03)	$0.07	$0.55	$0.76

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended June 30,

2009 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	7.5	80.9	31.1	(1.7)	(0.8)	$117.0

Net Revenues:
Weather (compared to normal)	(3.2)	—	(1.6)	—	—	$(4.8)

Total Impact — Net Revenues	(3.2)	—	(1.6)	—	—	(4.8)

Operating Expenses
Transition charges (IBM Agreement)	(0.4)	(1.3)	(0.1)	—	(0.1)	(1.9)
Legal reserve	—	—	(6.4)	—	—	(6.4)

Total Impact — Operating Expenses	(0.4)	(1.3)	(6.5)	—	(0.1)	(8.3)

Total Impact — Operating Income (Loss)	$(3.6)	$(1.3)	$(8.1)	$—	$(0.1)	$(13.1)

Operating Income (Loss) — GAAP	$3.9	$79.6	$23.0	$(1.7)	$(0.9)	$103.9

2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	(3.9)	75.5	52.1	(1.4)	(2.6)	$119.7

Net Revenues:
Weather (compared to normal)	(2.4)	—	(1.0)	—	—	$(3.4)

Total Impact — Net Revenues	(2.4)	—	(1.0)	—	—	(3.4)

Operating Expenses
Transition charges (IBM Agreement)	(1.6)	(0.5)	(0.4)	(0.1)	(0.1)	(2.7)
Gain/Loss on sale of assets and asset impairments	(2.1)	2.9	—	—	—	0.8

Total Impact — O & M Expenses	(3.7)	2.4	(0.4)	(0.1)	(0.1)	(1.9)

Total Impact — Operating Income (Loss)	$(6.1)	$2.4	$(1.4)	$(0.1)	$(0.1)	$(5.3)

Operating Income (Loss) — GAAP	$(10.0)	$77.9	$50.7	$(1.5)	$(2.7)	$114.4

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Six Months ended June 30,

2009 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	244.8	192.0	57.2	(3.1)	(4.6)	$486.3

Net Revenues:
Weather (compared to normal)	3.3	—	(1.2)	—	—	$2.1
Revenue sales adjustment	—	—	(9.0)	—	—	(9.0)

Total Impact — Net Revenues	3.3	—	(10.2)	—	—	(6.9)

Operating Expenses
Transition charges (IBM Agreement)	(1.0)	(1.7)	(0.3)	—	(0.1)	(3.1)
Restructuring	—	(19.8)	—	—	—	(19.8)
Legal reserve	—	—	(6.4)	—	—	(6.4)
Gain/Loss on sale of assets and asset impairments	—	2.0	—	—	—	2.0

Total Impact — Operating Expenses	(1.0)	(19.5)	(6.7)	—	(0.1)	(27.3)

Total Impact — Operating Income (Loss)	$2.3	$(19.5)	$(16.9)	$—	$(0.1)	$(34.2)

Operating Income (Loss) — GAAP	$247.1	$172.5	$40.3	$(3.1)	$(4.7)	$452.1

2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	251.6	179.9	90.1	(3.2)	(5.3)	$513.1

Net Revenues:
Weather (compared to normal)	(3.3)	—	(0.3)	—	—	$(3.6)

Total Impact — Net Revenues	(3.3)	—	(0.3)	—	—	(3.6)

Operating Expenses
Transition charges (IBM Agreement)	(2.4)	(0.7)	(0.6)	(0.1)	(0.1)	(3.9)
Gain/Loss on sale of assets and asset impairments	(1.0)	3.5	(0.1)	—	(0.1)	2.3

Total Impact — O & M Expenses	(3.4)	2.8	(0.7)	(0.1)	(0.2)	(1.6)

Total Impact — Operating Income (Loss)	$(6.7)	$2.8	$(1.0)	$(0.1)	$(0.2)	$(5.2)

Operating Income (Loss) — GAAP	$244.9	$182.7	$89.1	$(3.3)	$(5.5)	$507.9

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2009	2008	2009	2008

Net Revenues
Gas Distribution	$448.8	$928.1	$2,171.7	$3,164.9
Gas Transportation and Storage	260.9	236.1	657.5	594.3
Electric	285.4	339.9	582.2	671.7
Other	14.1	53.1	36.4	105.1

Gross Revenues	1,009.2	1,557.2	3,447.8	4,536.0
Cost of Sales (excluding depreciation and amortization)	338.2	892.0	1,713.1	2,833.8

Total Net Revenues	671.0	665.2	1,734.7	1,702.2

Operating Expenses
Operation and maintenance	363.7	343.5	841.8	752.9
Depreciation and amortization	148.2	147.6	291.9	283.1
Impairment and (gain)/loss on sale of assets, net	—	(0.9)	(2.0)	(2.4)
Other taxes	52.6	62.2	154.7	164.3

Total Operating Expenses	564.5	552.4	1,286.4	1,197.9

Equity Earnings (Loss) in Unconsolidated Affiliates	(2.6)	1.6	3.8	3.6

Operating Income	103.9	114.4	452.1	507.9

Other Income (Deductions)
Interest expense, net	(105.3)	(87.4)	(195.8)	(179.2)
Gain (Loss) on early extinguishment of long-term debt	(0.7)	—	2.5	—
Other, net	(0.5)	1.3	(4.7)	(0.4)

Total Other Income (Deductions)	(106.5)	(86.1)	(198.0)	(179.6)

Income (Loss) From Continuing Operations Before Income Taxes	(2.6)	28.3	254.1	328.3
Income Taxes	6.1	8.6	103.5	120.0

Income (Loss) from Continuing Operations	(8.7)	19.7	150.6	208.3

Income (Loss) from Discontinued Operations — net of taxes	12.7	(219.2)	2.0	(212.4)
Loss on Disposition of Discontinued Operations — net of taxes	(8.8)	(2.8)	(9.0)	(98.9)

Net Income (Loss)	$(4.8)	$(202.3)	$143.6	$(103.0)

Basic Earnings (Loss) Per Share
Continuing operations	$(0.03)	$0.07	$0.55	$0.76
Discontinued operations	0.01	(0.81)	(0.03)	(1.14)

Basic Earnings (Loss) Per Share	$(0.02)	$(0.74)	$0.52	$(0.38)

Diluted Earnings (Loss) Per Share
Continuing operations	$(0.03)	$0.07	$0.54	$0.76
Discontinued operations	0.01	(0.80)	(0.02)	(1.13)

Diluted Earnings (Loss) Per Share	$(0.02)	$(0.73)	$0.52	$(0.37)

Dividends Declared Per Common Share	$0.23	$0.23	$0.69	$0.69

Basic Average Common Shares Outstanding	274.7	274.0	274.4	273.9
Diluted Average Common Shares	274.7	275.4	277.0	275.4

NiSource Inc.
Consolidated Balance Sheets
(unaudited )

	June 30,	December 31,
(in millions)	2009	2008

ASSETS
Property, Plant and Equipment
Utility Plant	$18,664.8	$18,356.8
Accumulated depreciation and amortization	(8,232.9)	(8,080.8)

Net utility plant	10,431.9	10,276.0

Other property, at cost, less accumulated depreciation	111.2	112.1

Net Property, Plant and Equipment	10,543.1	10,388.1

Investments and Other Assets
Assets of discontinued operations and assets held for sale	180.3	178.3
Unconsolidated affiliates	146.4	86.8
Other investments	111.6	117.9

Total Investments and Other Assets	438.3	383.0

Current Assets
Cash and cash equivalents	248.9	20.6
Restricted cash	64.2	79.9
Accounts receivable (less reserve of $59.0 and $43.9, respectively)	544.7	1,027.0
Gas inventory	247.0	511.8
Underrecovered gas and fuel costs	1.8	180.2
Materials and supplies, at average cost	98.4	95.1
Electric production fuel, at average cost	81.2	63.7
Price risk management assets	24.5	118.3
Exchange gas receivable	163.7	371.6
Regulatory assets	286.3	314.9
Assets of discontinued operations and assets held for sale	495.7	416.8
Prepayments and other	180.3	217.7

Total Current Assets	2,436.7	3,417.6

Other Assets
Price risk management assets	70.7	95.7
Regulatory assets	1,597.3	1,640.4
Goodwill	3,677.3	3,677.3
Intangible assets	325.1	330.6
Postretirement and postemployment benefits assets	9.2	10.3
Deferred charges and other	125.6	123.5

Total Other Assets	5,805.2	5,877.8

Total Assets	$19,223.3	$20,066.5

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited )

	June 30,	December 31,
(in millions, except share amounts)	2009	2008

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 275,148,454 and 274,261,799 shares issued and outstanding, respectively	$2.8	$2.7
Additional paid-in capital	4,032.7	4,020.3
Retained earnings	855.1	901.1
Accumulated other comprehensive loss	(74.0)	(172.0)
Treasury stock	(24.2)	(23.3)

Total Common Stockholders’ Equity	4,792.4	4,728.8
Long-term debt, excluding amounts due within one year	6,564.4	5,943.9

Total Capitalization	11,356.8	10,672.7

Current Liabilities
Current portion of long-term debt	424.0	469.3
Short-term borrowings	—	1,163.5
Accounts payable	240.9	606.9
Dividends declared	63.3	—
Customer deposits	125.4	125.6
Taxes accrued	209.1	206.5
Interest accrued	125.4	120.1
Overrecovered gas and fuel costs	424.4	35.9
Price risk management liabilities	101.1	237.5
Exchange gas payable	319.4	555.5
Deferred revenue	20.2	4.3
Regulatory liabilities	35.1	40.4
Accrued liability for postretirement and postemployment benefits	7.1	6.4
Liabilities of discontinued operations and liabilities held for sale	261.2	158.1
Temporary LIFO liquidation credit	8.3	—
Legal and environmental reserves	328.3	375.1
Other accruals	249.2	486.1

Total Current Liabilities	2,942.4	4,591.2

Other Liabilities and Deferred Credits
Price risk management liabilities	5.1	17.9
Deferred income taxes	1,672.1	1,576.4
Deferred investment tax credits	42.9	46.1
Deferred credits	73.0	76.7
Deferred revenue	7.3	6.2
Accrued liability for postretirement and postemployment benefits	1,254.4	1,238.5
Liabilities of discontinued operations and liabilities held for sale	163.6	174.9
Regulatory liabilities and other removal costs	1,413.4	1,386.1
Asset retirement obligations	127.5	126.0
Other noncurrent liabilities	164.8	153.8

Total Other Liabilities and Deferred Credits	4,924.1	4,802.6

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$19,223.3	$20,066.5

NiSource Inc.
Statements of Consolidated Cash Flows
(unaudited )

Six Months Ended June 30, (in millions)	2009	2008

Operating Activities
Net Income	$143.6	$(103.0)
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Gain on Early Extinguishment of Debt	(2.5)	—
Depreciation and Amortization	291.9	283.1
Net Changes in Price Risk Management Assets and Liabilities	1.7	19.4
Deferred Income Taxes and Investment Tax Credits	34.1	52.2
Deferred Revenue	15.9	(16.7)
Stock Compensation Expense	4.9	4.5
Gain on Sale of Assets	(2.0)	(4.1)
Loss on Impairment of Assets	—	1.6
Income from Unconsolidated Affiliates	(3.8)	(1.1)
Loss on Disposition of Discontinued Operations — Net of Taxes	9.0	98.9
Loss (Income) from Discontinued Operations — Net of Taxes	(2.0)	212.4
Amortization of Discount/Premium on Debt	6.2	3.7
AFUDC Equity	—	(4.1)
Changes in Assets and Liabilities:
Accounts Receivable	413.2	207.1
Inventories	219.3	361.9
Accounts Payable	(327.1)	(49.8)
Customer Deposits	(0.2)	(0.4)
Taxes Accrued	81.9	10.8
Interest Accrued	5.3	0.6
(Under) Overrecovered Gas and Fuel Costs	566.8	(195.9)
Exchange Gas Receivable/Payable	(22.4)	15.0
Other Accruals	(213.3)	(149.0)
Prepayments and Other Current Assets	20.7	11.0
Regulatory Assets/Liabilities	52.2	(53.7)
Postretirement and Postemployment Benefits	19.0	5.0
Deferred Credits	(7.7)	1.7
Deferred Charges and Other NonCurrent Assets	0.7	(11.2)
Other Non Current Liabilities	11.8	(30.6)

Net Operating Activities from Continuing Operations	1,317.2	669.3
Net Operating Activities used for Discontinued Operations	(77.0)	(30.9)

Net Cash Flows from Operating Activities	1,240.2	638.4

Investing Activities
Capital Expenditures	(385.6)	(448.7)
Sugar Creek purchase	—	(329.7)
Insurance Recoveries	54.6	25.9
Proceeds from Disposition of Assets	2.1	229.6
Restricted Cash	15.7	90.1
Other Investing Activities	(29.4)	(2.1)

Net Investing Activities used for Continuing Operations	(342.6)	(434.9)
Net Investing Activities from Discontinued Operations	22.7	47.3

Net Cash Flows used for Investing Activities	(319.9)	(387.6)

Financing Activities
Issuance of Long-Term Debt	963.5	706.0
Retirement of Long-Term Debt	(364.9)	(12.0)
Repurchase of Long-Term Debt	—	(254.0)
Change in Short-Term Debt, Net	(1,163.5)	(555.0)
Issuance of Common Stock	0.4	0.8
Acquisition of Treasury Stock	(0.9)	(0.2)
Dividends Paid — Common Stock	(126.2)	(126.1)

Net Cash Flows used for Financing Activities	(691.6)	(240.5)

Increase in cash and cash equivalents from continuing operations	283.0	(6.1)
Cash (contributions to) receipts from discontinued operations	(54.7)	17.4
Cash and cash equivalents at beginning of period	20.6	34.6

Cash and Cash Equivalents at End of Period	$248.9	$45.9